Exhibit 99.1

For Immediate Release

July 19, 2007

Travelport Limited

TRAVELPORT ANNOUNCED PRICING OF

 ORBITZ WORLDWIDE INITIAL PUBLIC OFFERING

NEW YORK, NY — Travelport Limited, the parent company of the Travelport group of companies, today announced the pricing of the initial public offering of approximately 40% of the outstanding common stock (34,000,000 shares) of its wholly owned subsidiary, Orbitz Worldwide, Inc.  The offering was priced at $15.00 per share.  The underwriters have been granted an option to purchase up to 5,100,000 additional shares of common stock.  The completion of the initial public offering is scheduled for Wednesday, July 25, 2007, subject to customary closing conditions.

The net proceeds from the offering will be approximately $474.8 million.  Orbitz Worldwide will use all of the net proceeds from the offering plus approximately $530 million of borrowings under its new senior secured credit agreement to repay indebtedness it owes to Travelport and, immediately prior to the offering, to pay a dividend to Travelport.  The proceeds and the dividend will be used by Travelport to repay indebtedness outstanding under its credit facilities.

Morgan Stanley & Co. Incorporated, Goldman Sachs & Co., Lehman Brothers Inc. and J.P. Morgan Securities Inc. are the global coordinators with Credit Suisse and UBS Investment Bank acting as joint lead managers. Thomas Weisel Partners LLC, Pacific Crest Securities, Piper Jaffray, and Stifel Nicolaus are co-managers of the offering.

A copy of the prospectus relating to the shares of Orbitz Worldwide, Inc. common stock may be obtained, when available, from Morgan Stanley & Co. Incorporated, Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone: 1-866-718-1649 or via email at prospectus@morganstanley.com; Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, fax at 212-902-9316 or via e-mail at prospectus-ny@ny.email.gs.com; Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717, e-mail: jennifer_maldonado@adp.com or fax: (631) 254-7268; or J.P. Morgan Securities Inc., Prospectus Department, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, Attention: Distribution & Support Service, telephone: 1-866-430-0686.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the shares of Orbitz Worldwide common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Travelport

Travelport is one of the world’s largest travel conglomerates. It operates 20 leading brands including Galileo, a global distribution system (GDS); Orbitz, an on-line travel agent; and Gulliver’s Travel Associates, a wholesaler of travel content. With 2006 revenues of $2.6 billion, the Company has 8,000 employees and operates in 130 countries. Travelport is a private company owned by The Blackstone Group of New York, Technology Crossover Ventures of Palo Alto, California and One Equity Partners of New York.

About Orbitz Worldwide

Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products.  Orbitz Worldwide owns and operates a strong portfolio of consumer brands that includes Orbitz, CheapTickets, ebookers, HotelClub, RatesToGo and the Away Network and corporate travel brands Orbitz for Business and Travelport for Business.

Media Contacts:

Elliot Bloom

Travelport

212-915-9110 (office)

917-783-2262 (mobile)

elliot.bloom@travelport.com

Brian Hoyt

Orbitz Worldwide - Americas

312-894-6890 (office)

312-752-5436 (mobile)

bhoyt@orbitz.com

Investor Contact:

Raffaele Sadun

Travelport

973-939-1220

raffaele.sadun@travelport.com